Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors,

SCBT Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-3 of our reports, dated March 16, 2011, related to the consolidated balance sheets of SCBT Financial Corporation and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in SCBT Financial Corporation’s 2010 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the prospectus/registration statement. Our report on the consolidated financial statements refers to the fact that the Company changed its method of accounting for other-than-temporary impairment of debt securities and its method of accounting for business combinations, both as a result of adopting new accounting guidance.

Charlotte, North Carolina
March 21, 2011